Exhibit 99.1
GENERAL GROWTH PROPERTIES
ANNOUNCES NEW DIRECTOR
CHICAGO, July 9, 2009—GENERAL GROWTH PROPERTIES, INC. today announced the appointment of Glenn J. Rufrano to its Board of Directors.
Mr. Rufrano is currently the Chief Executive Officer of Centro Properties Group, a retail investment organization specializing in the ownership, management, and development of retail shopping centers with an extensive portfolio of centers across Australia, New Zealand and the United States, which does not compete directly with GGP. Mr. Rufrano led Centro Properties Group through its successful restructuring during the current credit crisis. From 2000 until its acquisition by Centro Properties Group in April 2007, Mr. Rufrano was Chief Executive Officer of New Plan Excel Realty Trust, Inc., as well as a member of that company’s board of directors. Prior thereto, Mr. Rufrano spent seventeen years as a partner at The O’Connor Group, a diversified real estate firm.
“Glenn’s CEO and restructuring experience combined with his regional shopping mall expertise will be invaluable to the Company as we continue to develop the Company’s plan to emerge from bankruptcy. We are delighted to be able to strengthen our Board with this latest addition and look forward to benefiting from his insights and experience,” said Adam Metz, Chief Executive Officer of General Growth Properties.
GGP Information
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is trading in the pink sheets under the symbol GGWPQ. The Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on April 16 and April 22, 2009. The Chapter 11 cases are being jointly administered under case number 09-11977 (ALG).
Forward Looking Statements
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the impact of our bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.